Exhibit 10.19

Harry Somerdyk Executive Vice President & Chief Human Resources and Communications Officer

January 24, 2012

David Whitmore

Thurnets

Lower Moushill Lane

Milford

Surrey,  GU8 5JX  UK

Dear David,

Further to the letter dated & signed 16 December 2011 from Mike Connors and the Change of Control Agreement entered into on the same date, I am writing to clarify the position with respect to your employment agreement with Compass Limited.

From 1 January 2012 you will fulfill two roles within ISG:

•                  Vice Chairman

•                  President, Americas

Your role as President, Americas will be based at the company’s headquarters in Stamford, CT and will be subject to a separate employment letter.

Your role as Vice Chairman will involve significant travel and will be based from the UK. This will result in the following changes to your employment agreement with Compass Limited:

1.              Your corporate title remains ISG Vice Chairman.

2.              You will report directly to Mike Connors, Chairman and CEO of ISG.

3.              On an annual basis it is anticipated that you will devote approximately 37% of your time to the Vice Chairman role with the balance devoted to the President, Americas role under separate employment arrangement.

4.              Your 2012 annual fixed salary for the Vice Chairman’s role will be £112,900. You will also be entitled to participate in the ISG Global Variable Incentive Plan (“GVIP”) with a target payment of £84,800 in 2012. The payment of any GVIP amount will be subject to the rules of the plan provided to you separately.

5.              Any pension entitlement in 2012 will be based on your new UK fixed salary.

6.              For 2012, you will be entitled to the reimbursement of reasonable external advisory fees with respect to the preparation of your annual UK tax returns.

7.              The annual leave entitlement with respect to the Vice Chairman role will be 9 days.

All other terms of your employment agreement remain unchanged. Assuming the above is consistent with your understanding based on previous discussions, I would appreciate your signing and returning an executed copy at your convenience. As always, please feel free to call with any questions.

Yours sincerely

Agreed and Acknowledged by:
David Whitmore

Information Services Group, Inc.	t: 203 517 3100
Two Stamford Plaza	f: 203 517 3199
281 Tresser Boulevard, Stamford, CT 06901	www.informationsg.com